EXHIBIT 5.1

November 14, 2006

Boardwalk Pipeline Partners, LP

Boardwalk Pipelines, LP

3800 Frederica Street

Owensboro, KY 42301

Ladies and Gentlemen:

We have acted as counsel to Boardwalk Pipelines, LP, a Delaware limited partnership (the “Operating Partnership”) and Boardwalk Pipeline Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933 of the offering and sale by the Operating Partnership of $250,000,000 aggregate principal amount of the Senior Notes due 2016, which will be fully and unconditionally guaranteed by the Partnership (the “Securities”).

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), regulations, corporate records and documents, certificates of corporate and public officials and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion, including (a) the form of Senior Indenture, to be dated as of the closing of the offering of the Securities, between the Operating Partnership, the Partnership and The Bank of New York Trust Company, N.A. (“BoNY”), as Trustee (the “Senior Indenture”). In such examination, we assumed the genuineness of all signatures on documents examined by us, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Securities, when issued and delivered on behalf of the Partnership against payment therefor as described in the Partnership’s Registration Statement on Form S-1 (Commission File No. 333-137690), as amended, relating to the Common Units (the “Registration Statement”), will be duly authorized, executed and issued by the Operating Partnership and the Partnership and, assuming that the Securities have been duly authenticated by BoNY, as Trustee, constitute valid and binding obligations of the Operating Partnership and the Partnership, enforceable against the Operating Partnership and the Partnership in accordance with their terms and will be entitled to the benefits of the Senior Indenture.

The foregoing opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Senior Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited in all respects to the laws of the Delaware Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the laws of the State of New York and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the reference to us under the heading “Legal” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not hereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

VINSON & ELKINS L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Tokyo Washington	666 Fifth Avenue, 26th Floor, New York, NY 10103-0040 Tel 212.237.0000 Fax 212.237.0100 www.velaw.com